SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 10)



                                SUN BANCORP, INC.
                                -----------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
                     --------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
                                   -----------
                                 (CUSIP Number)



                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 2 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Bernard A. Brown
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           1,315,545 Shares
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           2,851,909 Shares
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           1,960,086 Shares
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           2,851,909 Shares
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           4,811,995 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                    N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     21.52%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 3 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Shirley G. Brown
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           --
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           207,667 Shares
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           --
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           207,667 Shares
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           207,667 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                    N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     0.96%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 4 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 21-0608702

                    Vineland Construction Company
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New Jersey
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           1,242,779 Shares
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           --
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           1,242,779 Shares
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           --
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           1,242,779 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                    N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     5.72%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 5 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    # 22-6083927
                    THE BROWN FOUNDATION
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New Jersey
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           601,463 Shares
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           --
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           601,463 Shares
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           --
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           601,463 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                        N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     2.77%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 6 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SGBROWN 2007 GEAT
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New Jersey
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           --
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           400,000 Shares
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           --
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           400,000 Shares
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           400,000 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                        N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      1.84%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 7 of 12 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          1         NAME OF REPORTING PERSONS

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    BBROWN 2007 GRAT
--------------------------------------------------------------------------------
          2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [_]

                              (b) [_]
                    N/A
--------------------------------------------------------------------------------
          3         SEC USE ONLY

--------------------------------------------------------------------------------
          4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New Jersey
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
   NUMBER OF
                                           --
    SHARES              --------------------------------------------------------
                             6        SHARED VOTING POWER
 BENEFICIALLY
                                           400,000 Shares
  OWNED BY              --------------------------------------------------------
                             7        SOLE DISPOSITIVE POWER
   EACH
                                           --
  REPORTING             --------------------------------------------------------
                             8        SHARED DISPOSITIVE POWER
PERSON WITH
                                           400,000 Shares
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           400,000 Shares
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES    [_]

                        N/A
--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      1.84%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 8 of 12 Pages
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
--------------------------

            Sun Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

           226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
---------------------------------

         Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager. The BBrown 2007 GRAT and the SGBrown 2007 GRAT are grantor retained annuity trusts.

Item 2(b). Address of Principal Business Office or, if None, Residence:
-----------------------------------------------------------------------

           71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c). Citizenship:
-----------------------

         Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey. The BBrown 2007 GRAT and the SGBrown 2007 GRAT are grantor retained annuity trusts located in New Jersey.

Item 2(d). Title of Class of Securities:
----------------------------------------

           Common Stock, $1.00 par value per share.

Item 2(e). CUSIP Number:
------------------------

           86663B 10 2

Item 3.
-------

           Not Applicable.

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                 Page 9 of 12 Pages
--------------------------------------------------------------------------------

Item 4. Ownership:
------------------

         The following information relates to the reporting persons' ownership as of December 31, 2007.

          (a)  Amount beneficially owned:

               Mr. Brown
               ---------

               4,811,995 shares (1)

               Mrs. Brown
               ----------

               207,667 shares

               Vineland Construction Company
               -----------------------------

               1,242,779 shares

               The Brown Foundation
               --------------------

               601,463 shares

               SGBrown 2007 GRAT
               -----------------

               400,000 shares

               BBrown 2007 GRAT
               ----------------

               400,000 shares

          (b)  Percent of Class:

               Mr. Brown
               ---------

               21.52%

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                Page 10 of 12 Pages
--------------------------------------------------------------------------------


               Mrs. Brown
               ----------

               0.96%

               Vineland Construction Company
               -----------------------------

               5.72%

               The Brown Foundation
               --------------------

               2.77%

               SGBrown 2007 GRAT
               -----------------

               1.84%

               BBrown 2007 GRAT
               ----------------

               1.84%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote

                    Mr. Brown
                    ---------
                    1,315,545 shares

                    Vineland Construction Company
                    -----------------------------
                    1,242,779 shares

                    The Brown Foundation
                    --------------------
                    601,463 shares

               (ii) Shared power to vote or to direct the vote

                    Mr. Brown
                    ---------
                    2,851,909 shares (2)

                    Mrs. Brown
                    ----------
                    207,667 shares

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                Page 11 of 12 Pages
--------------------------------------------------------------------------------

                     SGBrown 2007 GRAT
                     -----------------
                     400,000 shares

                     BBrown 2007 GRAT
                     ----------------
                     400,000 shares

               (iii) Sole power to dispose or to direct the disposition of

                     Mr. Brown
                     ---------
                     1,960,086 shares (3)

                     The Brown Foundation
                     --------------------
                     601,463 shares

                     Vineland Construction Company
                     -----------------------------
                     1,242,779 shares

               (iv)  Shared power to dispose or to direct the disposition of

                     Mr. Brown
                     ---------
                     2,851,909 shares (2)

                     Mrs. Brown
                     ----------
                     207,667 shares

                     SGBrown 2007 GRAT
                     -----------------
                     400,000 shares

                     BBrown 2007 GRAT
                     ----------------
                     400,000 shares

(1) Includes shares held by Bernard A Brown, Shirley G. Brown, Vineland Construction Company, The Brown Foundation, SGBrown 2007 GRAT and BBrown 2007 GRAT.
(2) Includes shares held by Shirley G. Brown, Vineland Construction Company, The Brown Foundation, SGBrown 2007 GRAT and BBrown 2007 GRAT.
(3) Includes shares held by Bernard Brown and 644,541 shares underlying options which are exercisable within 60 days of December 31, 2007.

--------------------------------------------------------------------------------
CUSIP No.  86663B 10 2                    13G                Page 12 of 12 Pages
--------------------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
----------------------------------------

         Not Applicable.

Item 10. Certification:
-----------------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 5, 2008                           /s/Bernard A Brown
                                                 -------------------------------
                                                 Bernard A. Brown